STRATEGIC RELATIONSHIP AGREEMENT ("Agreement"), dated as of January 19, 2002 (the "Effective Date"), by and among Cetalon Corporation, a Nevada corporation ("Cetalon") and Logic Nutrition, Inc., a Nevada corporation, or its nominees ("Logic").


                                   WITNESSETH

     WHEREAS, Cetalon is in the business of retail sales of nutritional and personal care products through licensed retail departments in Sears Canada, Inc., and Sears, Roebuck and Co. department stores in Canada and the United States;

     WHEREAS, Logic is in the business of supplying and distributing nutritional and personal care products under its own label;

     WHEREAS, Cetalon and Logic desire to enter into a strategic relationship where Logic shall finance and supply Cetalon's nutritional and personal care product requirements;

     NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the parties hereto as follows:

                                    ARTICLE 1
                              OBLIGATIONS OF LOGIC

1.1 Credit Facility. Upon the completion of the Closing (as hereinafter defined), including without limitation final transfer of control, Logic shall advance such funds to appropriate third parties or Cetalon as are reasonably required (as mutually determined by Logic and Cetalon in good faith) to:

--     procure Cetalon's inventory requirements for its existing Canadian and
U.S. facilities; and
--     meet Cetalon's daily operating overhead requirements for past, current and future needs.

Logic also agrees to work with Cetalon in making payment arrangements to Cetalon's US and Canadian trade vendors and service providers for past and present amounts owing.

Funds advanced shall accrue no interest and are payable to Logic within 30 days of Cetalon's receipt of a written demand by Logic.

In the event that funds are loaned directly to Cetalon for their operating overhead, a written request for the funds will be prepared by Cetalon and submitted to Logic for approval. Logic will either provide the funds to Cetalon within one (1) week of Logic's receipt of the notice or if Logic does not approve providing the funds requested by Cetalon, then Logic will provide in writing Logic's reasons for such decision. Logic will forward the funds to a bank account designated by Cetalon.

Logic represents that it has the ability to borrow on credit facilities and use funds received from such credit facilities on a discretionary basis.

1.2 Supply of Products. Commencing with the Closing, Logic hereby agrees to provide Cetalon's United States and Canadian operations with its nutritional and personal care inventory requirements, including, but not limited to, Logic branded product.


1.3 Transfer of Businesses to Cetalon. Commencing with the Closing, Logic shall assign to Cetalon its rights to distribute Logic and other products to the following retail facilities:

--     Sears Fitness Stores located within the United States;
--     Safeway stores located within the United States;
--     Kroeger;
--     GNC;
--     7 Eleven;
--     Arco Mini Mart;
--     24 Hour Fitness; and
--     Gold's Gyms

For purposes of this paragraph, it is the intention of the parties that Logic shall assign to Cetalon the right to purchase such products from Logic, sell directly to distributors or retail facilities the various products, pay Logic its best-value base wholesale cost as set forth in its sales listings, and obtain the gross margin from the sale of such products.

Logic represents that at the time of the Closing, Logic has agreements with, and is not in default of such agreements, with regard to distribution of its products and that to the best of Logic's knowledge there are currently no known issues which would adversely effect or encumber the projected goals of the distribution system referred to above.

Logic, in its sole discretion, agrees to transfer to Cetalon all other complimentary distribution businesses.

1.4 Market Support and Education. Commencing with the Closing, Logic shall provide all Cetalon retail facilities marketing and training support. Logic shall also introduce Cetalon to a multi-level marketing program.

1.5 Management Support Facilities. Commencing with the Closing, Logic shall provide or advance (at Logic's discretion) such funds reasonably required (as determined by Logic and Cetalon in good faith) for office facilities for Cetalon's necessary U.S. based management staff. Cetalon understands and agrees that such management may be relocated to Logic's existing office facilities.

1.6 Banking and Additional Funding. Logic will use its best efforts in utilizing its existing banking and investment fund relationships in arranging additional future financing for Cetalon as needed (as mutually determined by both Logic and Cetalon).


                                    ARTICLE 2
                              CETALON'S OBLIGATIONS

2.1 Issuance of Stock. Upon the Closing, Cetalon shall issue to Logic or Logic's designee approximately 6,889,736 shares of the common stock of Cetalon (the "Shares"). Upon issuance, the Shares shall represent 51% of the issued and outstanding shares of Cetalon's common stock.

2.2 Anti-Dilution Agreement. Cetalon agrees that, for a period of one (1) year following the Closing, in the event any additional shares of the common stock or any other common stock equivalent of Cetalon are issued to any other entity or individual other than to Logic or its nominees, whether or not for value, services or on exercise, conversion or redemption of any outstanding options, warrants, convertible securities or other obligations, then Cetalon shall issue to Logic or its nominees, that number of shares, without consideration, so that the number of shares that Logic or its nominees owns shall remain 51% of the fully-diluted issued and outstanding common stock of Cetalon. Conversely, during the same period, in the event that shares previously issued to a third party, other than Logic, is cancelled and returned to Cetalon's treasury, then Logic shall return to Cetalon for cancellation an equal number of shares. If Cetalon does not simultaneously issue such antidilution shares to Logic or its nominees upon issuance of any such securities to other parties, Logic shall be deemed to own the corresponding antidilution shares without any further action by Cetalon. Cetalon acknowledges that this provision is a key component of Logic's agreement hereunder which cannot be reasonably compensated by damages and shall be subject to specific performance upon any action brought by Logic.

2.3 Control of Cetalon's Board. Upon the Closing, Logic shall be immediately entitled to obtain control of the board of directors of Cetalon, which may be accomplished by increasing the size of the board, requesting resignations of existing directors or removing directors if required. Notwithstanding the above, however, Logic shall respect prior agreements between Cetalon and shareholders with respect to previously agreed upon Board positions provided that Logic's nominees comprise a majority of Cetalon's Board of Directors.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Cetalon's Representations and Warranties. To induce Logic to enter into this Agreement and to consummate the transactions contemplated hereby, Cetalon represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1 Organization, Good Standing and Power. Cetalon is a corporation duly incorporated validly existing and in good standing under the laws of Nevada and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Cetalon is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

3.1.2 Authorization, Enforcement. Except for the written consent to the transactions contemplated by this Agreement to be provided to Cetalon from each of Sears Canada Inc. and Sears, Roebuck, & Company (i) Cetalon has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of the Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of Cetalon or its Board of Directors or stockholders is required, and (iii) the Agreement has been duly executed and delivered by Cetalon and at the Closing shall constitute valid and binding obligations of Cetalon enforceable against Cetalon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

3.1.3 Capitalization. The authorized capital stock of Cetalon consists of 50,000,000 shares of Common Stock of which as of January 11, 2002, 6,754,643 shares are issued and outstanding and 50,000,000 preferred shares none of which are issued and outstanding. All of the outstanding shares of Cetalon's Common Stock have been duly and validly authorized and are fully paid and non-assessable. Except as set forth in the SEC Documents (as hereinafter defined) , no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Cetalon. Furthermore, there are no contracts, commitments, understandings, or arrangements by which Cetalon is or may become bound to issue additional shares of the capital stock of Cetalon or options, securities or rights convertible into shares of capital stock of Cetalon. Cetalon is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. Cetalon is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of Cetalon. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of Cetalon issued prior to the Closing complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a material adverse effect upon the operations of Cetalon. Cetalon has made available to the Purchaser true and correct copies of Cetalon's articles or certificate of incorporation as in effect on the date hereof (the "Charter"), and Cetalon's bylaws as in effect on the date hereof (the "Bylaws"). Cetalon has not received any notice from the NASD Over-the-Counter Bulletin Board questioning or threatening the continued inclusion of the Common Stock on such market.

3.1.4 Issuance of Shares. The Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and Logic or Logic's nominee shall be entitled to all rights accorded to a holder of Common Stock.

3.1.5 No Conflicts. Except as provided for in the license agreements among Cetalon, Sears Canada Inc. and Sears, Roebuck & Company, the execution, delivery and performance of this Agreement by Cetalon and the consummation by Cetalon of the transactions contemplated herein do not and will not (i) violate any provision of Cetalon's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Cetalon is a party, (iii) create or impose a lien, charge or encumbrance on any property of Cetalon under any agreement or any commitment to which Cetalon is a party or by which Cetalon is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to Cetalon or any of its subsidiaries or by which any property or asset of Cetalon or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on Cetalon's operations. The business of Cetalon and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a material adverse effect on Cetalon's operations. Cetalon is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by Cetalon with the SEC or state securities administrators subsequent to the Closing and any registration statement which may be filed pursuant hereto); provided, however, that for purpose of the representations made in this sentence, Cetalon is assuming and relying upon the accuracy of the relevant representations and agreements of Logic herein.

3.1.6 SEC Documents, Financial Statements. The Common Stock of Cetalon is registered pursuant to Section 12(g) of the Exchange Act, and Cetalon has, to the best of its knowledge , timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (the "SEC Documents"). Cetalon has delivered or made available to Logic, through the EDGAR system or otherwise, true and complete copies of the SEC Documents filed with the SEC. Cetalon has not provided to Logic any information which, according to applicable law, rule or regulation, should have been disclosed publicly by Cetalon but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Cetalon included in the SEC Documents comply as to form in all material respects with applicable accounting requirements under GAAP and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Cetalon and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Cetalon common stock is traded in the over-the-counter bulletin board under the symbol "CETA".

3.1.7 Subsidiaries. The SEC Documents sets forth each subsidiary of Cetalon, showing the jurisdiction of its incorporation or organization and showing the percentage of Cetalon's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Cetalon and/or any of its other subsidiaries. All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither Cetalon nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither Cetalon nor any subsidiary is a party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

3.1.8 No Undisclosed Liabilities. Neither Cetalon nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of Cetalon or any subsidiary (including the notes thereto) in conformity with GAAP which are not disclosed in the SEC Documents, other than those incurred in the ordinary course of Cetalon's or its subsidiaries' respective businesses since such date and which, individually or in the aggregate, do not or would not have a material adverse effect on Cetalon's operations or its subsidiaries.

3.1.9 No Undisclosed Events or Circumstances. Since the date of the financial statement contained in the most recently filed 10-QSB or Form 10-KSB, whichever is most current, and since the most recently issued press releases, and the letter from Sears Canada Inc. to Cetalon, dated December 31, 2001, no event or circumstance has occurred or exists with respect to Cetalon or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by Cetalon but which has not been so publicly announced or disclosed in the SEC Documents.

3.1.10 Indebtedness. Except for outstanding payment obligations to certain service providers, namely Natural Health Resources Inc. and Onsite Wellness Medical Associates Inc.,, which shall be provided to Logic, the most recently filed form 10-QSB sets forth all outstanding secured and unsecured Indebtedness of Cetalon or any subsidiary, or for which Cetalon or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (A) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (B) all guaranties, endorsements and contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in Cetalon's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (C) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP. Neither Cetalon nor any subsidiary is in default with respect to any Indebtedness.

3.1.11 Title to Assets. Each of Cetalon and the subsidiaries has good and marketable title to all of its real and personal property reflected in the SEC Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances. All said leases of Cetalon and each of its subsidiaries are valid and subsisting and in full force and effect.

3.1.12 Actions Pending. As of the date hereof, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Cetalon, threatened against Cetalon or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except for several demand letters from various US and Canadian creditor trade vendors, copies to be provided to Logic,there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Cetalon, threatened, against or involving Cetalon, any subsidiary or any of their respective properties or assets, except as disclosed in the SEC Documents. As of January 15, 2002, to the best of Cetalon's knowledge none of these creditor trade vendors have commenced any legal proceeding against Cetalon. To the best of Cetalon's knowledge there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Cetalon or any subsidiary.

3.1.13 Compliance with Law. Cetalon and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Cetalon's operations. As of January 15, 2002, Cetalon, to the best of Cetalon's knowledge, is not delinquent in respect of any permits or licenses.

3.1.14 Taxes. Cetalon and each subsidiary has filed all material tax returns which it is required to file under applicable laws; all such material tax returns are true and accurate and have been prepared in compliance with all applicable laws; Cetalon has paid all material taxes due and owing by it or any subsidiary (whether or not such material taxes are required to be shown on a tax return) and has withheld and paid over to the appropriate taxing authorities all material taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 2001, the charges, accruals and reserves for material taxes with respect to Cetalon (including any provisions for deferred income taxes) reflected on the books of Cetalon are adequate to cover any tax liabilities of Cetalon if its current tax year were treated as ending on the date hereof.

3.1.15 No material claim has been made by a taxing authority in a jurisdiction where Cetalon does not file tax returns that Cetalon or any subsidiary is or may be subject to taxation by that jurisdiction. Except as would not have a material adverse effect on Cetalon's operations, there are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to Cetalon or any subsidiary; no information related to tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by Cetalon or any subsidiary from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning Cetalon's tax liability. Cetalon (A) has not executed or entered into a closing agreement pursuant to Sec. 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; and (B) has not agreed to or is required to make any adjustments pursuant to Sec. 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Cetalon or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Cetalon. Cetalon has not been a United States real property holding corporation within the meaning of Sec. 897(c)(2) of the Internal Revenue Code during the applicable period specified in Sec. 897(c)(1)(A)(ii) of the Internal Revenue Code.

3.1.16 Cetalon has not made an election under Sec. 341(f) of the Internal Revenue Code. Cetalon is not liable for the taxes of another person that is not a subsidiary of Cetalon under (A) Treas. Reg. Sec. 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor,
(C) by contract or indemnity or (D) otherwise. Cetalon is not a party to any tax sharing agreement. Cetalon has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under Sec. 280G of the Internal Revenue Code.

3.1.17 Certain Fees. No brokers, finders or financial advisory fees or commissions will be payable by Cetalon or any subsidiary with respect to the transactions contemplated by this Agreement.

3.1.18 Disclosure. To the best of Cetalon's knowledge, neither this Agreement or the Schedules hereto nor any other documents, issued press releases, SEC Documents, certificates or instruments furnished to Logic by or on behalf of Cetalon or any subsidiary in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

3.1.19 Operation of Business. Cetalon and each of the subsidiaries owns, possesses or is authorized to use all material patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the SEC Documents hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

3.1.20 Insurance. Cetalon carries or will have the benefit of insurance in such amounts and covering such risks as is adequate in all material respects for the conduct of its business and the value of its properties and as is customary for companies engaging in similar businesses and similar industries.

3.1.21 Books and Records. The records and documents of Cetalon and its subsidiaries accurately reflect in all material respects the information relating to the business of Cetalon and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Cetalon or any subsidiary.

3.1.22 Material Agreements. Neither Cetalon nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 or other applicable form (collectively, "Material Agreements") if Cetalon or any subsidiary were registering securities under the Securities Act. Cetalon and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, has received no notice of default and, to the best of Cetalon's knowledge are not in default under any material adverse effect on Cetalon's operations now in effect, the result of which would cause a material adverse effect on Cetalon's operations. Except as set forth in the SEC Documents, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of Cetalon or of any subsidiary limits or shall limit the payment of dividends on Cetalon's Common Stock.

3.1.23 Transactions with Affiliates. Except as provided for below and otherwise described in the SEC Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $5,000 between (A) Cetalon, any subsidiary or any of their respective customers or suppliers on the one hand, and (B) on the other hand, any officer, employee, consultant or director of Cetalon, or any of its subsidiaries, or any person owning 5% or more of the capital stock of Cetalon or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

Name of Consultant                    Expiry Date of Agreement

John Danylowich (Success Strategies) February 6, 2002
Harvey Goldstein                    January 31, 2002, month to month thereafter
Gregory Bowers                      January 31, 2002
Gary Cooke                          As needed basis

Name of Employee                    Expiry Date of Agreement
Wayne Gerry                         Indefinite term

Agreement for Legal Expenses               Expiry Date of Agreement
John Danylowich & Claydan Enterprises Ltd. Indefinite term

3.1.24 Securities Laws. Cetalon has complied and will comply in all material aspects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither Cetalon nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchaser), so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither Cetalon nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

3.1.25 Employees. Except as disclosed in paragraph 3.1.23 of this Agreement and as disclosed in the SEC Documents, neither Cetalon nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Neither Cetalon nor any subsidiary is in breach of any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by Cetalon or such subsidiary.

3.1.26 Absence of Certain Developments. Except as would not have a material adverse effect on Cetalon's operations, since the date of the financial statement contained in the most recently filed Form 10-Q (or 10-QSB) or Form 10-K (or 10KSB), whichever is most current, neither Cetalon nor any subsidiary has:

3.1.26.1 issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto (other than pursuant to equity incentive plans or arrangements adopted by Cetalon);

3.1.26.2 borrowed any material amount or incurred or become subject to any material liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of Cetalon's or such subsidiary's business;

3.1.26.3 discharged or satisfied any lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

3.1.26.4 declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

3.1.26.5 sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

3.1.26.6 sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or its representatives or other parties has in connection with any proposed debt or equity financing;

3.1.26.7 suffered any material losses (except for anticipated losses consistent with prior quarters) or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

3.1.26.8 made any material changes in employee compensation except in the ordinary course of business and consistent with past practices;

3.1.26.9 made capital expenditures or commitments therefor that aggregate in excess of $50,000;

3.1.26.10 entered into any other material transaction, whether or not in the ordinary course of business;

3.1.26.11 suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

3.1.26.12 experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

3.1.26.13 effected any two or more events of the foregoing kind which in the aggregate would be material to Cetalon or its subsidiaries.

3.1.27 Governmental Approvals. Except for the filing of any required SEC Documents that may be required under applicable federal or state securities laws (which if required, shall be filed on a timely basis), including, but not limited to, the filing of Current Report on Form 8-K and Schedule 14f-1, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the delivery of the Shares, or for the performance by Cetalon of its obligations under this Agreement.

3.2 Logic's Representations and Warranties. To induce Cetalon to enter into this Agreement and to consummate the transactions contemplated hereby, Logic represents and warrants, as of the date hereof and as of the Closing, as follows:

3.2.1 Organization, Good Standing and Power. Logic is a corporation duly incorporated validly existing and in good standing under the laws of Nevada and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Logic is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

3.2.1 Authorization, Enforcement. (i) Logic has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of the Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of Logic or its Board of Directors or stockholders is required, and (iii) the Agreement has been duly executed and delivered by Logic and at the Closing shall constitute valid and binding obligations of Logic enforceable against Logic in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

3.2.2 Logic acknowledges that the Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144")), that the Shares will include an appropriate restrictive legend, and, except as otherwise set forth in this Agreement, that the Shares cannot be sold for a period of at least one year from the date of issuance unless registered with the SEC and qualified by appropriate state securities regulators, or unless Logic obtains written consent from Cetalon and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

3.2.3 Logic acknowledges that investment in the Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Shares for an indefinite period of time.

3.2.4 Logic further represents that it or any assignee receiving the shares would be an "Accredited Investor" as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act");

3.2.5 Logic acknowledges that it was provided with a copy of the letter by Sears Canada Inc. to Cetalon, dated December 31, 2001.

3.2.6 Logic has all the necessary power and authority to transfer the Logic Distribution business unit, as described in paragraph 1.3 of this Agreement, to Cetalon

3.2.7 Logic has in all material respects performed all of the obligations required to be performed by them to date under the agreements with each of the businesses that it distributes Logic product. Logic has received no notice of default and, to the best of Logic's knowledge, is not in default under any agreement that it may have. Logic The execution, delivery and performance of this Agreement by Logic and the consummation by Logic of the transactions contemplated herein do not and will not (i) violate any provision of Logic's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Logic is a party,
(iii) create or impose a lien, charge or encumbrance on any property of Logic under any agreement or any commitment to which Logic is a party or by which Logic is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to Logic or any of its subsidiaries or by which any property or asset of Logic or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on Logic's operations. The business of Logic is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a material adverse effect on Logic's operations. Logic is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by Logic with the SEC or state securities administrators subsequent to the Closing); provided, however, that for purpose of the representations made in this sentence, Logic is assuming and relying upon the accuracy of the relevant representations and agreements of Cetalon herein.

                                    ARTICLE 4
                        CLOSING AND DELIVERY OF DOCUMENTS
4.1 Closing. This is a binding Agreement. Closing shall be deemed to have occurred upon execution of this agreement by the parties. Delivery of the Shares to Logic or its nominee and delivery of other appropriate documents shall be within a reasonable time period but no later than January 31, 2002.

4.2     Delivery by Cetalon:

4.2.1 Cetalon shall deliver to Logic or its nominee, certificate(s) representing the Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as required by State or Federal Securities Laws.

4.2.2 Cetalon shall deliver, or cause to be delivered, to Logic such instruments, documents and certificates as are required to be delivered by Cetalon or its representatives pursuant to the provisions of this Agreement.

4.3     Delivery by Logic:
Logic shall deliver, or cause to be delivered, to Cetalon such instruments, documents and certificates as are required to be delivered by Logic pursuant to the provisions of this Agreement.4.3.1

                                    ARTICLE 5
                        TERMINATION, AMENDMENT AND WAIVER
5.1 Termination. Notwithstanding anything to the contrary contained in the Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual consent of all of the parties;

5.2 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, representation or warranty. No modification or amendment to this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.



                                    ARTICLE 6
                                    COVENANTS

6.1 To induce Logic to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made the shareholders covenants and agrees as follows:

6.1.1 Notices and Approvals. Cetalon agrees: (a) to give all notices to third parties which may be necessary or deemed desirable by Logic in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its bet efforts to obtain all federal and state governmental regulatory agency approvals, consents, permits, authorizations, and orders necessary or deemed desirable by Logic in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any third parties necessary or deemed desirable by Logic in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2 Information for Logic's Statements and Applications. Cetalon and its subsidiaries, their employees, accountants and attorneys shall cooperate fully with Logic in preparation of any statements or applications made by Logic to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish Logic with all information concerning Cetalon and its subsidiaries necessary or deemed desirable by Logic for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedule.

6.1.3 Access to Information. Logic, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Cetalon and its subsidiaries and have full access to all of the books and records of Cetalon and its subsidiaries during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.


                                    ARTICLE 7
                                  MISCELLANEOUS
7.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made to carrying the same into effect, and all such taxes, fees and expense of the parties hereto shall be paid prior to Closing.

7.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by prepaid telegram or delivered or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

To Logic

Logic Nutrition, Inc.
16510 Aston
Irvine, CA 92606
Fax: 949-862-5970

With a copy to:

M. Richard Cutler
Cutler Law Group
610 Newport Center Drive, Suite 800
Newport Beach, CA  92660
Fax: 949-719-1988

To Cetalon:

1801 Century Park East
Suite 1830
Los Angeles, CA 90067-2320
Fax:  310-277-0940

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such deliver. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail. If notice is given by telegraph in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time that the telegraphic agency shall confirm delivery thereof to addressee.

7.3 Entire Agreement. This Agreement, together with any Schedules and exhibits hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4 Survival of Representation. All statements of fact, exhibits, certificates or any other instrument delivered by or on behalf of the parties hereto, or in connection with the transaction contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representation, warranties agreements and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit or any time made by or on behalf of the parties or of any information a party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of closing that such right or remedy existed.

7.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as part of this Agreement by reference.

7.6 Remedies Cumulative. No remedy herein conferred upon Logic is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7 Execution of Additional Documents. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8 Finder's and Related Fees. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9 Governing Law. This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

7.10 Forum; Attorneys Fees. Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.
In the event of a breach in any one or more of the provisions of this Agreement by Logic or Cetalon, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred in enforcing the terms of this Agreement, including reasonable attorney's fees, in addition to any damages or other relief that may be awarded for such breach.

7.11 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.13 Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to this Agreement until such time as they agree to the contents of a mutually satisfactory press release which they intend to publicly-release on the date of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure by press release if required under applicable law.



                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written herein above.

Cetalon, Inc., a
Nevada corporation ("Cetalon")

/s/ Neil Watanabe

By: Neil Watanabe
Its: Chief Operating Officer and Chief Financial Officer

Logic Nutrition, Inc.,a
Nevada corporation ("Logic")

/s/ Elwood Sprenger

By: Elwood Sprenger
Its: Chief Executive Officer